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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                ________________

                                    FORM 8-K
                                ________________

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 22, 2004


                          BOSTON SCIENTIFIC CORPORATION
               --------------------------------------------------
               (Exact name of registrant as specified in charter)


     DELAWARE                       1-11083                      04-2695240
 ---------------                  ------------               -------------------
 (State or other                  (Commission                  (IRS employer
 jurisdiction of                  file number)               identification no.)
 incorporation)


          One Boston Scientific Place, Natick, Massachusetts 01760-1537
          -------------------------------------------------------------
             (Address of principal executive offices)       (Zip code)


       Registrant's telephone number, including area code: (508) 650-8000





Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

            (a) Over the past several years, Boston Scientific Corporation (the "Company") has placed a greater emphasis on retirement planning for its employees and capital accumulation for retirement. In 2001, the Company changed the way Retirement is defined for purposes of options to purchase the Company's common stock granted under the Company's long-term incentive plans (the "Plans"). For option grants prior to May 2001, Retirement was generally defined under the Plans as separation from the Company after reaching the age of 62. For options granted after May 2001, the definition was changed to consider both age and years of service with the Company. This broader definition expands the pool of option holders who may qualify for Retirement and enables eligible retirees to exercise options for 36 months rather than 90 days post separation (but not longer than the remaining term of the grant).

            A recent internal review has suggested that the difference in the Retirement definitions has created gaps in retirement planning as well as unnecessary confusion and inconsistency. As a result, the Executive Compensation and Human Resources Committee of the Board of Directors of the Company has authorized the amendment, effective December 31, 2004, of all outstanding options to purchase Company common stock granted to key employees, including current executive officers, prior to May 7, 2001 and all outstanding options to purchase common stock of the Company granted under the RadioTherapeutics 1994 Stock Incentive Plan (the "RTC" Plan), to provide for the current definition of Retirement. The change is being implemented through an amendment to (i) each of the Company's Plans under which outstanding options granted prior to May 7, 2001 exist, and (ii) all outstanding options granted under the RTC Plan. A form of amendment is filed as Exhibit 10.1 to this Current Report.

            Management currently estimates that the change will result in a non-cash pre-tax charge during the fourth quarter of 2004 of approximately $80 million to $100 million. The estimated range is largely based on the Company's historical stock option exercise activity and individual retirement patterns. Such estimates could change materially based on actual benefits realized as a result of the change to the definition. The Company will adjust this charge in future periods based on actual experience.


            (b) The Company entered into an agreement with Dennis A. Ocwieja, Senior Vice President of Regulatory Affairs and Quality, which became effective on December 22, 2004, in connection with his retirement from the Company on January 31, 2005 (the "Agreement"). In accordance with the Agreement, the Company will provide a payment to Mr. Ocwieja in an amount equal to one year's salary ($310,248.38 less applicable payroll withholding), an annual payment equal to the premium for executive life insurance (plus a gross up amount for tax purposes) until February 2010, the transfer of certain office equipment, and 24 month non-solicitation and non-competition provisions. In addition, the Agreement also provides for the Company to make a lump sum payment in the amount of $100,000 to Mr. Ocwieja for up to 50 days of transition and consulting services during the period beginning January 31, 2005 through January 31, 2006. If additional services are requested by the Company during this one-year period, the Company will pay to Mr. Ocwieja $3,000 per day for such services. The Company and Mr. Ocwieja may also agree to extend the services for an additional one year period (February 1, 2006 through January 31, 2007), in which case the Company will pay to Mr. Ocwieja $2,000 per day for such services. A copy of the Agreement is attached hereto as Exhibit 10.2.

ITEM 8.01   OTHER EVENTS.

            Legislation was passed during the fourth quarter of 2004 that would permit U.S. corporations to repatriate earnings of foreign subsidiaries at an effective rate of federal tax of 5.25 percent versus 35 percent before consideration of foreign tax credits. The Company has determined that it will repatriate approximately one billion
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dollars in accordance with the legislation. During the fourth quarter, the
Company will accrue a tax liability of approximately $60 million to $80 million for the federal, state and foreign taxes related to such repatriation.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.


    10.1    Form of Amendment effective December 31, 2004

    10.2 Agreement and General Release of All Claims between Boston Scientific Corporation and Dennis A. Ocwieja effective December 22, 2004
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                                    SIGNATURE

            Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                               BOSTON SCIENTIFIC CORPORATION



Date:       December 29, 2004                  By: /s/ Lawrence J. Knopf
                                                   --------------------------
                                                   Lawrence J. Knopf
                                                   Vice President and
                                                   Assistant General Counsel
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                                INDEX TO EXHIBITS


EXHIBIT
NUMBER          DESCRIPTION
------          -----------

 10.1           Form of Amendment effective December 31, 2004

 10.2 Agreement and General Release of All Claims between Boston Scientific Corporation and Dennis A. Ocwieja effective December 22, 2004